EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD EXPECTS WEATHER TO AFFECT SECOND QUARTER PERFORMANCE

Newport Beach, CA – June 24, 2013 – American Vanguard Corporation (NYSE:AVD) today announced that it expects the recent wet weather in the Midwest and Southeast United States to affect its second quarter financial performance. Accordingly, the Company anticipates that results for the second quarter of 2013 will not meet the consensus revenue or earnings expectations published by research analysts covering the Company. The Company believes that while net sales for the quarter will likely exceed those of second quarter 2012, it is too early to quantify the impact on net earnings for the period.

Because of the delay in planting caused by rain, quarterly sales of the Company’s post-emergent herbicide, Impact, while considerably higher than those of the comparable quarter of 2012, are below its forecasted levels. The Company expects to see some demand for Impact shift from second quarter to third quarter 2013, when weeds become more evident and the product is in use. Further, wet conditions have caused a reduction in the number of cotton acres planted in the U.S.; some analysts estimate a reduction of 25% from 2012. Consequently, second quarter sales of the Company’s Bidrin insecticide and Folex harvest defoliant will be below forecasted levels. Demand for these products in subsequent quarters will become much clearer in the coming months, and the Company will report on their status during that period.

Eric Wintemute, Chairman and CEO of American Vanguard, stated, “At every level of the supply chain, the crop protection industry is feeling the effects of unfavorable spring planting weather. It is unfortunate that adverse weather conditions are coming at a time when our products are receiving such broad acceptance. However, we view this as a brief downturn in our industry and expect that the strong, global demand for food, animal feed, natural fiber and bio-fuels will continue to increase the demand for greater agricultural productivity and yield enhancement. This is our business, and we are well-positioned to serve this growing market.”

American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. All forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. Any forward-looking statements in this release represent the Company’s best judgment as of the date of this release.

Contact Information:

American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com